Exhibit 99.1

Contacts:
Investors: Judy Hayes, InterMune, Inc., 415-466-2242, ir@intermune.com
Media: Pam Lord, Porter Novelli Life Sciences, 858-527-3494, plord@pnlifesciences.com
InterMune Announces Fourth Quarter and Year End 2005 Financial Results
— Reports 2005 Net Loss of $0.16 Per Share —
— Provides 2006 Financial Guidance —
BRISBANE, Calif., February 2, 2006 — InterMune, Inc. (NASDAQ: ITMN) today announced results from operations for the fourth quarter and year ended December 31, 2005.
As a result of the December 30, 2005 divestiture of Infergen® and in compliance with Generally Accepted Accounting Principles (GAAP), revenue and operating costs associated with Infergen® will be reported in discontinued operations in this and future financial statements.
Results for the Fourth Quarter 2005
The Company recorded net income for the fourth quarter of 2005 of $59.7 million, or $1.84 per share, compared to a net loss of $21.8 million, or $0.68 per share, for the fourth quarter of 2004. Included in fourth quarter 2005 net income was a gain of $85.1 million, or $2.63 per share, associated with the divestiture of Infergen® (interferon alfacon-1), a loss from discontinued operations of $11.4 million, or $0.35 per share, related to Infergen®, and a charge of $5.4 million, or $0.17 per share, related to the reduction in field-based idiopathic pulmonary fibrosis (IPF) disease awareness activities.
Total revenue for the fourth quarter of 2005, which included revenue from Actimmune® (interferon gamma-1b) and Other Products (Aralast®), was $28.7 million compared to $31.3 million in the fourth quarter of 2004, representing a decline of 8%. Actimmune® revenue in the fourth quarter of 2005 was $27.9 million compared to $30.6 million for the same quarter in 2004, representing a decline of 9%. As illustrated in table C, including $11.4 million of discontinued revenue from Infergen®, fourth quarter of 2005 total revenue would have been $40.1 million. Fourth quarter of 2004 total revenue, including $8.2 million of discontinued revenue from Infergen®, would have been $39.5 million. This represents an increase in total revenue of 2% in the fourth quarter of 2005 compared to the same period in the prior year.

Cost of goods sold for the fourth quarter of 2005 was $7.2 million, representing approximately 25% of total revenue, compared to $7.1 million, representing approximately 23% of total revenue, for the same quarter of 2004. The increase in cost of goods sold as a percentage of total revenue was primarily the result of normalization to the supply chain following the divestiture of Infergen. Including $3.9 million of discontinued cost of goods for Infergen®, fourth quarter 2005 cost of goods sold would have been $11.2 million, or approximately 28% of total revenue. Fourth quarter of 2004 costs of goods sold, including $3.0 million of discontinued costs of goods for Infergen®, would have been $10.1 million, or approximately 26% of total revenue.
Research and development (R&D) expense for the fourth quarter of 2005 was $19.0 million compared to $24.7 million for the same period in 2004, a decrease of 23%. The decline in fourth quarter 2005 R&D expense was primarily the result of a $10 million accrued milestone payment for oritavancin that was reversed in connection with the divestiture of this product and was partially offset by greater spending on the Company’s Phase III clinical trials and the advancement of its pre-clinical hepatitis C virus (HCV) protease inhibitor program. The 2004 fourth quarter R&D expense included a one-time payment of $2.5 million to Array BioPharma, Inc. for expanded intellectual property rights granted to InterMune relating to certain compounds discovered under its HCV drug discovery collaboration agreement. Including $2.9 million of discontinued R&D expenses associated with Infergen®, fourth quarter 2005 R&D expense would have been $21.9 million. Fourth quarter 2004 R&D expense, including $2.7 million of discontinued R&D expense associated with Infergen®, would have been $27.5 million. This represents a decrease in R&D expense of 20% in the fourth quarter of 2005 compared to the same period in the prior year.
Selling, general and administrative (SG&A) expense for the fourth quarter of 2005 was $12.0 million compared to $17.0 million for the same period in 2004, a decrease of 29%. The decline was largely attributable to reduced costs associated with IPF disease awareness activities. Including $8.1 million of discontinued SG&A expense associated with Infergen®, fourth quarter 2005 SG&A expense would have been $20.1 million. Fourth quarter of 2004 SG&A expense, including $6.3 million of discontinued SG&A expense associated with Infergen®, would have been $23.3 million. This represents a decrease in SG&A expense of 14% in the fourth quarter of 2005 compared to the same period in the prior year.

In connection with the reduction in field-based IPF disease awareness activities announced in November 2005, the Company recorded a fourth quarter restructuring charge of $5.4 million.
The Company recognized a net loss from discontinued operations, comprised of revenue, cost of goods, R&D expense, and SG&A expense associated with Infergen®, for the fourth quarter 2005 of $11.4 million compared to $4.4 million for the fourth quarter of 2004, representing an increase of 160%. The larger loss in the fourth quarter of 2005 resulted from a greater level of sales and marketing expenses to support Infergen® and severance expenses associated with the divestiture of this product. As a result of the divestiture of Infergen®, InterMune recorded a gain on sale during the fourth quarter of 2005 of $85.1 million.
Results for the Year Ended December 31, 2005
The net loss for the year ended December 31, 2005 was $5.2 million, or $0.16 per share, compared to the net loss for the year ended December 31, 2004 of $59.5 million, or $1.87 per share. Included in the 2005 net loss was a gain of $85.1 million, or $2.64 per share, associated with the divestiture of Infergen®, a loss from discontinued operations of $33.7 million, or $1.05 per share, related to the Infergen® brand, a charge of $5.4 million, or $0.17 per share, related to the reduction in field-based IPF disease awareness activities, a charge of $7.2 million, or $0.22 per share, taken for an inventory reserve on Actimmune® related to prior year purchase commitments, and approximately $5.6 million, or $0.17 per share, of expense related to legal matters.
The Company recorded total revenue of $110.2 million for the year ended December 31, 2005, compared to $128.7 million for the year ended December 31, 2004, a decrease of 14%. Actimmune® revenue in 2005 was $107.3 million, compared to $125.0 million in 2004, a decrease of 14%. As illustrated in table C, 2005 total revenue, including $36.7 million of discontinued revenue from Infergen®, would have been $146.9 million. For 2004, total revenue, including $22.3 million of discontinued revenue from Infergen®, would have been $151.0 million. This represents a decrease in total revenue of 3% in 2005 compared to 2004.
Cost of goods sold for the year ended December 31, 2005 was $33.8 million, representing approximately 31% of total revenue, compared to $33.1 million, representing approximately 26%

of total revenue, in 2004. The increase in 2005 cost of goods sold as a percentage of total revenue was primarily due to a charge of $7.2 million taken in the third quarter of 2005 for inventory reserves on Actimmune® related to prior year purchase commitments. Including $14.1 million of discontinued cost of goods of Infergen®, 2005 cost of goods sold would have been $47.9 million, or approximately 33% of total revenue. For 2004, costs of goods sold, including $7.7 million of costs of goods of Infergen®, would have been $40.9 million, or approximately 27% of total revenue.
R&D expense for the year ended December 31, 2005 was $73.8 million compared to $74.6 million for 2004, a decrease of 1%. Included in the 2005 expense was the reversal of a $10 million accrued milestone payment for oritavancin in connection with the divestiture of this product. This reversal offset a greater level of R&D spending to support the Company’s Phase III clinical trials and its HCV protease inhibitor program. Including $12.4 million of discontinued R&D expense associated with Infergen®, 2005 R&D would have been $86.2 million. For 2004, R&D expense, including $6.7 million of discontinued R&D expense associated with Infergen®, would have been $81.3 million. This represents an increase in R&D expense of 6% in 2005 compared to 2004.
SG&A expense for the year ended December 31, 2005 was $56.6 million compared to 2004 expense of $54.7 million, an increase of 4%. The increase in 2005 SG&A expense was primarily the result of approximately $5.6 million of expenses related to legal matters. Including $34.1 million of discontinued SG&A expense associated with Infergen®, 2005 SG&A expense would have been $90.8 million. For 2004, SG&A expense, including $21.4 million of discontinued SG&A expense associated with Infergen®, would have been $76.2 million. This represents an increase in SG&A expense of 19% in 2005 compared to 2004.
In connection with the reduction in field-based IPF disease awareness activities, the Company recorded a restructuring charge of $5.4 million for the year ended December 31, 2005.
The Company recognized a net loss from discontinued operations, comprised of revenue, cost of goods, R&D expense, and SG&A expense associated with Infergen®, for the year ended December 31, 2005 of $33.7 million compared to $15.9 million for the year ended December 31, 2004, representing an increase of 111%. The larger loss in 2005 resulted from a greater level of sales and marketing expenses to support Infergen® and severance expenses associated with the divestiture of this product. As a result of the divestiture of Infergen®, InterMune recorded a gain on sale for the year ended December 31, 2005 of $85.1 million.
As of December 31, 2005, the Company’s cash, cash equivalents and available-for-sale securities totaled $216 million.
2005 Year-End Highlights and Upcoming Milestones
Pulmonology Highlights
•	In November 2005, the 600th patient was enrolled in the multi-national INSPIRE Phase III clinical trial of Actimmune® for IPF. The study is expected to conclude approximately two years after enrollment of the 600th patient, and top line data is anticipated to be disclosed in early 2008. As reported last October, the Company decided to enroll an additional 200 patients without affecting the duration of the study and expects to enroll the last and 800th patient in the first half of 2006.

•	During 2005, InterMune finalized the design of the Phase III program for pirfenidone in IPF after receiving input from the U.S. Food and Drug Administration (FDA) and the European Medicines Agency (EMEA). The primary endpoint of this program will be change in forced vital capacity, an endpoint supported by several Phase II studies. The program will involve two concurrent, multi-national trials and will enroll approximately 550 patients. InterMune expects to initiate this program in the first half of 2006.

•	In September 2005, two composition of matter patents were issued by the U.S. Patent and Trademark Office that cover the manufacture, use and sale of Actimmune®. These patents will expire in 2022.
Hepatology Highlights
•	In 2005 InterMune presented several abstracts demonstrating high potency, favorable pharmacokinetics, including uptake into the liver, and encouraging tolerability for two lead oral HCV protease inhibitor compounds. In the third quarter, InterMune chose ITMN B as the lead compound.

•	InterMune now anticipates submitting a Clinical Trial Authorization (CTA) to European regulatory authorities in the third quarter of 2006. A CTA is the European equivalent of a U.S. Investigational New Drug (IND) application.

•	The Company also continued a robust research program to develop follow-on compounds to ITMN B and second-generation HCV protease inhibitors.
Important Scientific Presentations and Publications
•	In 2005, InterMune scientists, collaborators, and independent investigators presented more than 25 abstracts, posters and oral presentations of preclinical and clinical research involving InterMune drug compounds at four major medical conferences. In addition, five supportive peer-reviewed articles relating to the development programs of InterMune were published in leading scientific journals.
Corporate Highlights
•	To further focus its resources and strengthen its financial position, InterMune announced three important changes to its business in late November. The changes included the divestiture of Infergen® to Valeant Pharmaceuticals for up to $135.5 million in cash, the intention to focus R&D resources on its three high-value research and development programs in pulmonary and hepatic diseases, including the decision to not partner its HCV protease inhibitor, and plans to reduce annual SG&A expenses by approximately $50 million. All three changes have been implemented.

•	The Company divested two non-core assets that remained from a prior corporate focus in infectious diseases. In May, the Company sold Amphotec® to Three Rivers Pharmaceuticals, and in late December, the Company completed the divestiture of oritavancin to Targanta Therapeutics.
GRACES Update
•	In line with guidance for an update during the first quarter of 2006, InterMune announced the results of an interim analysis conducted by an independent Data Safety Monitoring Board (DSMB) on the Phase III GRACES trial evaluating Actimmune® in combination with standard of care chemotherapy (carboplatin/paclitaxel) in the treatment of advanced ovarian cancer. The results from this study suggest that Actimmune®, which has generally been well-tolerated in studies across multiple disease states, may exacerbate the dose-limiting toxicities of cytotoxic chemotherapy drugs. Consequently, InterMune will discontinue the GRACES trial and has no plans to initiate further studies of Actimmune®

in oncology or in combination with such chemotherapy regimens. Specific details regarding the results from the interim analysis were summarized in a separate press release issued today.
“During 2005 we met the R&D and corporate development objectives that we established for the year, including the divestiture of two non-core assets. In addition, we implemented an important change to our business strategy which significantly improved our focus on our main value driver—our pulmonology and hepatology pipeline,” said Dan Welch, President and CEO of InterMune. “Since oncology was a non-core area for us, the decision to discontinue the GRACES trial has no impact whatsoever on our business strategy and will allow us to further focus our resources on our two core therapeutic areas: pulmonology and hepatology. Having achieved our 2005 R&D and corporate objectives and with our new strategy in place, we are more tightly focused than ever and in an excellent position to deliver value to our shareholders in the years ahead.”
2006 Financial Guidance
InterMune projects 2006 total revenue to be in the range of $75-100 million. Revenue in 2006 will come exclusively from Actimmune®, as the Company divested Amphotec® and Infergen® and terminated the co-promotion of Aralast® in 2005. The relatively wide revenue range at this time reflects the fact that InterMune does not promote Actimmune® for IPF and several other factors affecting Actimmune® revenue that are beyond the control of the Company.
Cost of goods sold in 2006 is expected to be in the range of 21-23% of revenue.
R&D expense in 2006 is expected to be within a range of $85-95 million. The Company plans to invest significant incremental resources in 2006 in its HCV protease inhibitor compound and the initiation of the Phase III program of pirfenidone in patients with IPF. The most significant on-going investment is the INSPIRE Phase III clinical trial of Actimmune® for IPF.
The Company projects 2006 SG&A expense to be between $25-35 million, a decrease of $56-66 million, or 61-72%, compared to that of 2005. The forecasted decrease in 2006 SG&A expense is the result of the divestiture of Infergen®, the reduction in field-based IPF disease awareness activities, and the general reduction of staffing in the home office.

Conference Call and Webcast Details
The Company will host a conference call today at 4:30 p.m. ET to discuss fourth quarter and year-end 2005 financial results. Interested investors and others may participate in the conference call by dialing 888-799-0528 (U.S.) or 706-634-0154 (international). A replay of the webcast and teleconference will be available approximately three hours after the call.
To access the webcast, please log on to the Company’s website at www.intermune.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required.
The teleconference replay will be available for ten business days following the call and can be accessed by dialing 800-642-1687 (U.S.) or 706-645-9291 (international) and entering the conference ID# 4238052. The webcast will remain available on the Company’s website until the next earnings call.
About InterMune
InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and hepatology. InterMune has a product portfolio addressing IPF and HCV infections. The pulmonology portfolio includes Actimmune®, which is being evaluated in the INSPIRE Trial, a Phase III study in patients with IPF, and pirfenidone, which is also being developed for the treatment of IPF. The hepatology portfolio includes the lead HCV protease inhibitor compound (ITMN B), a second-generation HCV protease inhibitor program, and a research program evaluating a new target in hepatology. For additional information about InterMune and its R&D pipeline, please visit www.intermune.com.
Caution Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that reflect InterMune’s judgment and involve risks and uncertainties as of the date of this release, including without limitation the statements related to anticipated future financial results and product development. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-

looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements.
Factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” in InterMune’s most recent quarterly report on Form 10-Q filed with the SEC on November 7, 2005 (the “Form 10-Q”) and other periodic reports filed with the SEC, including the following: (i) the risk that if physicians do not prescribe Actimmune® for the treatment of IPF, an indication for which Actimmune® has not been approved by the FDA, or if patient referral rates continue to decline, InterMune’s revenues will decline; (ii) risks related to regulation by the FDA and other agencies with respect to InterMune’s communications with physicians concerning Actimmune® for the treatment of IPF; (iii) reimbursement risks associated with third-party payors; (iv) risks related to whether InterMune is able to obtain, maintain and enforce patents and other intellectual property; (v) risks related to significant regulatory, supply and competitive barriers to entry; (vi) risks related to the uncertain, lengthy and expensive clinical development and regulatory process, including having no unexpected safety, toxicology, clinical or other issues; (vii) risks related to achieving positive clinical trial results and (viii) risks related to timely patient enrollment and retention in clinical trials. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the Form 10-Q and InterMune’s other periodic reports filed with the SEC, all of which are available via InterMune’s web site at www.intermune.com.
Actimmune® is a registered trademark of InterMune, Inc. Each other trademark, trade name or service mark appearing in this news release belongs to its holder.

Table A
InterMune, Inc.
PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF
OPERATIONS
(unaudited, in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2005	2004	2005	2004
Revenues
Actimmune	$27,923	$30,647	$107,313	$124,980
Other products	772	658	2,863	3,700

Total revenues	28,695	31,305	110,176	128,680

Costs and expenses:
Cost of goods sold	7,235	7,093	33,842	33,139
Amortization of product rights	125	186	1,180	743
Research and development	18,978	24,740	73,797	74,600
Selling, general and administrative	12,041	16,986	56,638	54,708
Restructuring charges	5,412	—	5,412	—

Total costs and expenses	43,791	49,005	170,869	163,190

Loss from operations	(15,096)	(17,700)	(60,693)	(34,510)

Interest income	892	933	3,965	3,490
Interest expense	(325)	(317)	(1,261)	(5,065)
Other income (expense)	523	(351)	1,313	(7,451)

Loss from continuing operations	(14,006)	(17,435)	(56,676)	(43,536)
Discontinued operations:
Loss from discontinued operations	(11,437)	(4,405)	(33,669)	(15,942)
Gain on sale of discontinued operations (net of taxes and transaction costs)	85,118	—	85,118	—

Net income (loss) from discontinued operations	73,681	(4,405)	51,449	(15,942)

Net income (loss)	$59,675	$(21,840)	$(5,227)	$(59,478)

Basic and diluted net income (loss) per share:
Continuing operations	$(0.43)	$(0.54)	$(1.76)	$(1.37)
Discontinued operations	$2.27	$(0.14)	$1.60	$(0.50)

Net income (loss) per share	$1.84	$(0.68)	$(0.16)	$(1.87)

Shares used in calculating basic and diluted net income (loss) per share	32,412	32,035	32,220	31,760

Table B
InterMune, Inc.
PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	December 31,	December 31,
	2005	2004
Cash, cash equivalents and available-for-sale securities	$215,525	$183,025
Other assets	48,169	82,986

Total assets	$263,694	$266,011

Total liabilities	$61,919	$63,220
Convertible senior notes	170,000	170,000
Stockholders’ equity/deficit	31,775	32,791

Total liabilities and stockholders’ equity	$263,694	$266,011

Table C
The non-GAAP financial information presented below is utilized by InterMune management to help gain a better understanding of the operating performance of the Company. The Company believes that the presentation of this non-GAAP financial table is useful in excluding those unusual activities or transactions that are not necessarily relevant to obtaining an understanding of the trends in the results of the Company.

	Three Months Ended			Twelve Months Ended
	December 31			December 31
	GAAP	Adjustments*	Non-GAAP	GAAP	Adjustments*	Non-GAAP
Revenues
Actimmune	$27,923		$27,923	$107,313		$107,313
Infergen	0	11,429	11,429	0	36,719	36,719
Other products	772		772	2,863		2,863

Total revenues	28,695	11,429	40,124	110,176	36,719	146,895

Costs and expenses:
Cost of goods sold	7,235	3,939	11,174	33,842	14,097	47,939
Amortization of product rights	125	590	715	1,180	2,360	3,540
Research and development	18,978	2,883	21,861	73,797	12,401	86,198
Selling, general and administrative	12,041	8,072	20,113	56,638	34,148	90,786
Restructuring charges	5,412	—	5,412	5,412	—	5,412

Total costs and expenses	43,791	15,484	59,275	170,869	63,006	233,875

Loss from operations	(15,096)	(4,055)	(19,151)	(60,693)	(26,287)	(86,980)

Interest income	892	—	892	3,965		3,965
Interest expense	(325)	—	(325)	(1,261)		(1,261)
Other income (expense)	523	—	523	1,313		1,313

Loss from continuing operations	(14,006)	(4,055)	(18,061)	(56,676)	(26,287)	(82,963)
Discontinued operations:
Loss from discontinued operations	(11,437)	4,055	(7,382)	(33,669)	26,287	(7,382)

Gain on sale of discontinued operations (net of taxes and transaction costs)	85,118	—	85,118	85,118	—	85,118

Net income (loss) from discontinued operations	73,681	4,055	77,736	51,449	26,287	77,736

Net income (loss)	$59,675	0	$59,675	$(5,227)	—	$(5,227)

*	The adjustments consist of Infergen revenues and Infergen related costs and expenses.